March 12, 2014

VIA FACSIMILE - 703-813-6984

Cicely LaMothe

Acting Assistant Director, Office 8

Division of Corporate Finance

United States Securities And Exchange Commission

100 F Street NE

Washington, DC 20549-3010

Re:	WebXU, Inc.
CIK#: 0001416729

Dear Ms. LaMothe:

LL Bradford & Company (“LL Bradford”) is in receipt of the Form 8-K filed on March 7, 2014 by WebXU, Inc. (the “Company”) concerning LL Bradford’s January 31, 2014 resignation as the Company’s principal accountant.

Pursuant to Regulation S-K, Item 304, 17 CFR § 229.304, when the principal accountant resigns, the Company is required to disclose in an 8-K whether there were any “disagreements” that led to that resignation. Pursuant to Instruction Number 4 of Item 304, the term “disagreements” “ shall be interpreted broadly, to include any difference of opinion concerning any matter of . . . financial statement disclosure, or auditing scope or procedure . . . .” (emphasis added).

In its 8-K, the Company stated that “there were (i) no disagreements with L.L. Bradford and Company LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure . . . “ The Company further requested that LL Bradford “furnish [the Company] with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the [Company’s] statements . . . and, if not, stating the respects in which it does not agree.”

Because LL Bradford had a “disagreement” that led to its resignation as the Company’s principal accountant, we disagree with the statement in the Company’s 8-K claiming that there were “no disagreements.”

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com

Cicely LaMothe
March 12, 2014

On January 15, 2014, the Company filed a SEC Form 10-K for its 2012 fiscal year. The Company filed its 10-K without audited financial statements, without a consent from its accountant, and without the knowledge of its accountant, in violation of bright-line rules. Based on the foregoing, we advised the Company that:

●	The financial statement disclosure in the Company’s Form 10-K was misleading because, by law, such reports cannot be filed unless they include audited financial statements. Having the term unaudited appear in the financial statements does not cure the problem.

●	Item 14 of the Company’s Form 10-K refers to the payment of audit fees of $100,000 for the 2012 audit. Reference to this supposed payment is materially misleading because no audit was performed on the Company’s 2012 financial statements.

●	The Company’s Form 10-K misleadingly referred to, albeit did not include, a supposed “Consent of L.L. Bradford & Co., LLC, dated January 24, 2012.”

It was these foregoing actions by the Company - concerning the Company’s financial statement disclosure in its 10-K, and which constitute “illegal acts” - that forced LL Bradford to resign. As such, it is our view that our resignation arose from a “disagreement,” as defined by Regulation S-K.

Sincerely,

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC